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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 20, 2003
                                                         -----------------



                          The Williams Companies, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)



            Delaware                 1-4174                  73-0569878
            --------             ---------------        --------------------
          (State or other          (Commission           (I.R.S. Employer
          jurisdiction of          File Number)          Identification No.)
          incorporation)



       One Williams Center, Tulsa, Oklahoma                     74172
       ----------------------------------------               ---------
       (Address of principal executive offices)               (Zip Code)



        Registrant's telephone number, including area code: 918/573-2000
                                                            ------------


                                 Not Applicable
          (Former name or former address, if changed since last report)




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Item 5. Other Events.

         The Williams Companies, Inc. (NYSE:WMB) reported on February 20, 2003, a 2002 unaudited consolidated net loss of $736.5 million, or $1.60 per share. Prior year restated net loss was $477.7 million, or 95 cents per share.

         Loss from continuing operations for 2002 was $483.3 million, or $1.11 per share, compared with restated income from continuing operations of $802.7 million, or $1.61 per share for 2001.

         Unaudited recurring loss from continuing operations for 2002 was approximately $84 million, or 16 cents per share, compared with restated recurring earnings of approximately $1.033 billion, or $2.06 per share for 2001. A reconciliation of the loss from continuing operations to the recurring loss is included within Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

         Williams files the following exhibit as part of this report:

         Exhibit 99.1 Copy of Williams' press release dated February 20, 2002, publicly announcing its 2002 financial results.

Item 9. Regulation FD Disclosure.

         The Williams Companies, Inc. also wishes to disclose for Regulation FD purposes its press release dated February 20, 2003, filed herewith as Exhibit 99.2, announcing the sale of its ethanol business.

         The Williams Companies, Inc. also wishes to disclose for Regulation FD purposes its slide presentation, filed herewith as Exhibit 99.3, utilized during a public conference call and webcast held the morning of February 20, 2003.

         Finally, The Williams Companies, Inc. wishes to disclose for Regulation FD purposes that during a public conference call and webcast held the morning of February 20, 2003, to discuss Williams' 2002 earnings and 2003 guidance, it was stated that, in addition to the announced asset sales, other non-enumerated asset sales could also take place in 2003 although Williams could not comment on which assets might be involved, when those sales might occur or the net proceeds that might result. It was mentioned that Williams is in advanced discussions with a financially strong counterparty to sell or joint venture a significant portion of its Energy Marketing & Trading portfolio. It was also mentioned that Williams is pursuing sales of individual pieces of its Energy Marketing & Trading portfolio such as it did with Hoosier and in fact, has reached an agreement in principle to sell a sizeable portion in the East that it expects to announce within the upcoming weeks. It was also mentioned that the Federal Energy Regulatory Commission (FERC) has been investigating whether Transcontinental Gas Pipe Corporation (Transco) has complied with rules that govern the relationship between interstate natural gas pipelines and their marketing affiliates. In December the FERC staff outlined its concerns to Transco, and the company and FERC staff are currently engaged in confidential discussions in attempt to resolve this matter.



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            THE WILLIAMS COMPANIES, INC.


Date: February 20, 2003                     /s/ Brian K. Shore
                                            -----------------------------------
                                            Name:  Brian K. Shore
                                            Title: Corporate Secretary



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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
------            -----------
99.1              Copy of Williams' press release dated February 20, 2003,
                  publicly announcing the matters reported herein.

99.2 Copy of Williams' press release dated February 20, 2003, publicly announcing the sale of its ethanol business.

99.3 Copy of Williams' slide presentation utilized during the February 20, 2003, public conference call and webcast.